RICHARD D. ROBERTSON
Consulting Geologist

1471 So. Ammons St. / Lakewood, Colo. 80232 / 303-986-7571

September 25, 2007

Dan Bauer, President & CEO
Western Standard Energy Corp.
2 Sheraton Street, London W1F 8BH UK

Dear Mr. Bauer,

I examined the Western Standard Energy Corp./Coastal Petroleum Company Starbuck East Prospect, Valley Co., Montana Geologic Report that Mr. Angerer sent me. While the document has been reformatted, the text, figures and tables are the same as those in the original Starbuck East Geologic Report I wrote in February 2005. I still stand behind both my geologic report and Starbuck East Prospect.

I was further asked to provide some information about my professional background and experience. I am a petroleum geologist. I am a member of the American Association of Petroleum Geologists and have been so for a number of decades. I am a registered geologist in the state of Oregon. I received a Bachelor of Science degree in geology in 1967 from the University of Oregon, in Eugene, Oregon. After three years in the U.S. Navy, I returned to school and completed a Master of Science degree in geology in 1972, also from the University of Oregon. Between 1972 and 1976, I worked for Texaco, Inc. in Denver, Colorado as an exploration geologist. From 1976 through 1984, I was a senior geologist with Northwest Exploration Company, also in Denver. Since 1984 I have worked as a consulting geologist to the petroleum industry in exploration and development, both domestic and international.

Sincerely yours,

Richard D. Robertson

Richard D. Robertson